Exhibit 99.2

CONTACT:
Harold Zagunis
FOR IMMEDIATE RELEASE	Redwood Trust, Inc.
Tuesday, March 15, 2005	(415) 389-7373

Redwood Trust Reports 2004 Fourth Quarter and Full-Year
Results

Mill Valley, CA March 15, 2005 – Redwood Trust, Inc. (NYSE:RWT) today reported GAAP earnings of $54 million ($2.22 per share) for the fourth quarter of 2004 and $233 million ($10.47 per share) for the full year of 2004.

Our core earnings for the fourth quarter of 2004 were $1.86 per share, an increase of 21% from core earnings for the fourth quarter of 2003 of $1.54 per share. Core earnings for 2004 were $7.62 per share, a 56% increase from 2003’s core earnings of $4.88 per share. We define core earnings as those from ongoing operations. Core earnings exclude gains and losses from asset sales, calls, and market value changes that are included in reported GAAP earnings. We believe core earnings can be a meaningful measure of Redwood’s financial performance in addition to reported GAAP results because we believe core earnings highlights that portion of our reported earnings that is more likely to be ongoing in nature. A reconciliation of our core earnings to GAAP earnings appears in the tables below.

Redwood paid dividends in the fourth quarter of $6.17 per share, which included our regular dividend of $0.67 per share and a special dividend of $5.50 per share. Total dividends for 2004 were $8.68 per share.

Doug Hansen, Redwood’s President, said, “Many factors came together in 2004 to create an extraordinary year for Redwood and its stockholders. We paid record dividends, increased our permanent asset base by 66%, and grew total earnings by 77%.”

Hansen continued, “We remain confident about Redwood’s long-term prospects. We have a leading position in a growing mortgage market, well-developed operational capabilities, and a very strong and efficient balance sheet. Because short-term conditions in our market have grown more challenging, however, we believe it would take another extraordinary confluence of events for us to be able to post per share results in the next few years that equal or exceed those we generated in 2004.”

Outlook

“As noted in the past, we believe quarterly core earnings per share peaked during 2004 and will decline somewhat as we move into 2005,” said Hansen. “This is primarily the result of pay downs and calls of our highest-yielding seasoned assets. We believe our newer assets are likely to generate attractive returns on equity on an absolute basis. However, since we acquired our newer assets in a much more competitive environment, we do not expect them to generate the yields that we are currently enjoying from our older assets. Further, since we have far fewer securities that are callable or that are likely to become callable, we expect gains from call activity that are included in GAAP earnings and taxable income to decline in 2005 relative to 2004.”

Hansen continued, “Our permanent asset portfolio grew by 52% in 2003 and 66% in 2004. In 2005, our growth is slowing. Due to higher asset prices, we are significantly reducing our asset acquisitions while increasing our asset sales. The good news is that we do not need to acquire new assets in 2005 in order to produce strong earnings per share results and attractive dividends.”

“We believe growth is highly beneficial for stockholders in the long run,” said Hansen. “We fully expect to grow over time. However, we also expect that our annual growth rates will be cyclical as a function of market conditions. We believe that now is not the time to press for growth.”

Hansen added, “The trends we are experiencing today are part of the normal ebb and flow of markets. We do not believe they have material implications for the long term. We intend to remain a patient and disciplined company, with a good business plan and a passion for looking for good investment opportunities. In the meantime, we believe our current assets and operations are likely to sustain our regular dividend rate and generate acceptable returns on equity for stockholders.”

Review of Fourth Quarter 2004

GAAP earnings for the fourth quarter of 2004 were $54 million, or $2.22 per share.

Core earnings were $46 million, or $1.86 per share. In the third quarter of 2004, core earnings were $52 million, or $2.29 per share. Core return on core equity was 24% in the fourth quarter of 2004. In the second and third quarters of 2004, core return on core equity was 25% and 30%, respectively. Our use of “core equity” is described below.

Redwood’s total taxable income (pre-tax income as calculated according to tax rules) was $2.46 per share for the fourth quarter of 2004. REIT taxable income (which excludes income earned in taxable non-REIT subsidiaries) was $2.09 per share for the fourth quarter. Taxable income earned and retained in our taxable subsidiaries was $0.37 per share pre-tax and $0.23 per share after tax.

During the fourth quarter of 2004, we sponsored three securitizations as part of our “Sequoia” securitization program, securitizing a total of $2.0 billion high-quality residential whole loans. We also sponsored our sixth collateralized debt obligation (CDO) securitization, re-securitizing a diverse pool of $300 million residential and commercial real estate securities through our “Acacia” securitization program. All four of these securitizations were cash flow positive, although, as a result of increased competition, securitization margins for Sequoia in the fourth quarter were generally lower than earlier in 2004. Third-party investors acquired $2.3 billion of these newly created securities. Redwood acquired $13 million of these securities for its permanent asset portfolio.

Permanent assets are assets we hold in portfolio for the long term to earn interest income and to benefit from asset appreciation and call gains. Redwood’s total permanent asset acquisitions for the fourth quarter were $64 million, including $44 million residential credit-enhancement securities (CES), $11 million commercial real estate CES, and $9 million collateralized debt obligation (CDO) equity securities. We acquired $51 million of these securities from securitizations sponsored by others. Permanent asset acquisitions were $80 million in the second quarter and $75 million in the third quarter of 2004.

“While our permanent asset portfolio grew in the fourth quarter,” said Hansen, “the rate of growth was slower than in previous quarters. Acquisition prices for assets remain high while the quality of newly originated loans is declining. Given our investment discipline, we expect that our acquisition volumes will continue to decline as long as these current market trends continue.”

Total residential real estate loan credit managed by Redwood rose to $149 billion (343,000 loans) at the end of 2004. Seriously delinquent loans (over 90 days, in foreclosure, in bankruptcy, or real estate owned (REO)) within Redwood’s managed residential loans decreased during the quarter and remained at low levels. Serious delinquencies were $164 million (0.11% of loan balances) at the end of the fourth quarter as compared to $185 million (0.13% of loan balances) at the beginning of the quarter.

Credit losses for Redwood’s managed residential loans were $0.7 million for the fourth quarter of 2004, $0.6 million for the previous quarter, and $1.3 million for the fourth quarter of 2003. Our credit loss rates for residential loans remained well under one basis point (less than 0.01%) on an annualized basis.

As of year-end 2004, Redwood credit-enhanced (assumed “first-loss” credit risk on) $6 billion commercial real estate loans. There were no serious delinquencies on these loans at December 31, 2004. There were no commercial real estate credit losses in the fourth quarter.

Credit results for the remainder of our permanent assets were also strong during the fourth quarter of 2004.

Hansen continued, “The credit results of Redwood’s assets are the most important determinant of the company’s ability to continue to pay dividends and generate positive earnings. Current credit trends within our portfolios remain favorable.”

Residential real estate loan prepayment patterns have remained reasonably favorable for Redwood’s long-term results.

Hansen noted, “We started 2004 with some potential exposure to an increase in prepayment rates on short-term adjustable-rate residential loans (ARMs). By year-end 2004, we believe we achieved rough neutrality (for long-term results) with respect to ARM prepayment speeds. If we continue to acquire residential CES backed by ARM loans at a discount while continuing to sell newly created Sequoia premium IO securities to third parties, we will reach a position during 2005 where we would benefit from an acceleration of ARM prepayment rates. ARM prepayment rates increased during 2004, and may continue to increase during

2005, especially if short-term interest rates continue to rise relative to long-term interest rates.”

During the fourth quarter of 2004, calls of $19 million principal value of residential CES generated $11 million of GAAP income and $10 million of estimated taxable income. We do not include gains or losses from calls, sales, or market value fluctuations in our core earnings calculations.

The yield that Redwood earns on its residential CES portfolio as reported for GAAP purposes (which excludes residential CES acquired from securitizations sponsored by Redwood) has continued to decline as the highest-yielding assets are called away. Redwood’s yield from the portfolio of residential CES that it has acquired from securitizations sponsored by others was 16% in the fourth quarter of 2004 versus 17% in the prior quarter and 25% in the fourth quarter of 2003.

Operating expenses (before excise taxes and variable stock option expense) for the fourth quarter of 2004 were $8 million, a decrease of 3% from the prior quarter and an increase of 1% from the fourth quarter of 2003. Our efficiency ratio (operating expenses as a percentage of net interest income) was 13% in the fourth quarter of 2004, 12% in the previous quarter, and 19% in the fourth quarter of 2003.

Redwood continues to use only equity capital (no debt) to fund its permanent assets. We utilize debt only to fund assets held temporarily as inventory for sale to future securitizations.

Redwood’s year-end 2004 assets (as measured on an economic basis, excluding assets owned by securitization entities that are consolidated for GAAP) included permanent assets of $626 million, assets held temporarily as inventory for sale to future securitizations of $350 million, unrestricted cash of $57 million, and net working capital and fixed assets of $34 million, for a total of $1.1 billion. These assets were funded with Redwood debt of $203 million and equity of $864 million. Our debt-to-capital ratio was 19% and our debt-to-equity ratio was 0.2X.

With our low levels of debt and our hedging program, our balance sheet remains well matched from an asset/liability perspective. At year-end 2004, short-term interest rates had increased by 56 basis points (0.56%) since September 2004 and by 113 basis points (1.13%) since March 2004. In addition, the yield curve flattened, with the spread between the ten-year Treasury yield and the one-month LIBOR rate narrowing during 2004 by 131 basis points (from 3.13% to 1.82%). We believe these interest rate changes had little direct effect on our results.

Redwood issued 807,880 new common shares in the fourth quarter at an average net price to Redwood of $58.29 per share, raising $47 million new equity capital.

Reported GAAP book value at year-end was $35.78 per share. During the fourth quarter, adjusted core book value per share rose by 5% (from $28.55 to $29.86) as a result of retained earnings and accretive stock issuance. Adjusted core book value is reported GAAP book value less unrealized asset market value appreciation less taxable income earned that will need to be distributed as dividends within the next year. We believe adjusted core equity is a good measure of the amount of capital we have available in the long-term to run our business. A reconciliation of adjusted core equity to GAAP equity appears in the tables below.

Review of 2004

Redwood generated GAAP earnings of $10.47 per share, core earnings of $7.62 per share, and total taxable income of $10.91 per share in 2004. Dividends were $8.68 per share. As compared to 2003, in 2004 GAAP earnings per share increased by 49%, core earnings per share increased by 56%, total taxable income per share increased by 13%, and dividends per share increased by 18%. Return on core equity was 26% in 2004 and 21% in 2003. Reported GAAP book value per share rose by 23% in 2004, from $29.03 to $35.78. Adjusted core book value per share rose by 36%, from $21.92 to $29.86.

During 2004, we sponsored securitizations of $10.9 billion loans and securities in 17 transactions. This was a decrease from 2003 when we sponsored the securitization of $12.2 billion loans and securities. All 2003 and 2004 securitizations were cash flow positive. Third-party investors acquired $10.8 billion of 2004’s newly created securities. Redwood acquired $89 million of these securities for its permanent asset portfolio.

Total permanent asset acquisitions were $273 million for 2004, an increase from acquisitions of $263 million in 2003 and $192 million in 2002. Acquisitions of assets from securitizations sponsored by others totaled $184 million in 2004. Permanent asset acquisitions for 2004 included $159 million residential CES, $35 million residential interest-only securities (IOs), $23 million commercial CES, $10 million residential home equity lines of credit (HELOC) CES, $13 million commercial real estate loans, and $33 million Acacia CDO equity securities.

Redwood’s year-end permanent asset portfolio was $626 million, a 66% increase from our year-end 2003 portfolio of $379 million.

Total residential real estate loan credit managed by Redwood grew from $84 billion (196,000 loans) to $149 billion (343,000 loans) during 2004. Seriously delinquent loans rose from $138 million to $164 million but declined as a percentage of current loan balances from 0.16% to 0.11%. Credit losses were $3.3 million in 2004 and $4.2 million in 2003, with credit loss rates in each year remaining well below one basis point (0.01%) of loan balances.

The yield Redwood earns on its residential CES as reported for GAAP purposes (which excludes residential CES acquired from securitizations sponsored by Redwood) declined from 25% in 2003 to 18% in 2004 as our higher-yielding seasoned assets were called away. Calls for 2004 totaled $99 million in principal value of residential CES, generating GAAP gains of $59 million and taxable gains of $46 million. In 2003, calls of $117 million principal of securities generated GAAP gains of $57 million and taxable gains of $47 million.

Operating expenses (before excise taxes and variable stock option expense) increased from $30 million in 2003 to $33 million in 2004. Our efficiency ratio improved from 23% in 2003 to 15% in 2004.

Redwood issued 5,090,593 new common shares in 2004 at an average net price to Redwood of $48.70 per share, raising $248 million new equity capital.

Update for the First Quarter of 2005 (through March 15, 2005)

Redwood sponsored the $423 million Sequoia 2005-1 securitization in January and the $350 million Sequoia 2005-2 securitization in February. We are not currently planning to complete a Sequoia transaction in March. A reduction in our purchases of LIBOR ARMs for securitization inventory has led to smaller securitization sizes – the average size of the monthly Sequoia securitizations in the second half of 2004 was $792 million. Our securitization margins remain compressed. Overall ARM origination volume has declined, competition from conduits remains strong, prices have risen, and the LIBOR ARM product we acquire for Sequoia is facing increased competition in the origination market from negative amortization ARMs.

Permanent asset acquisitions completed to date in 2005 have totaled $35 million, including $2 million residential CES acquired from Sequoia, $8 million residential CES acquired from securitizations sponsored by others, $11 million commercial CES acquired from securitizations sponsored by others, a $3 million subordinated interest in a commercial real estate loan, and $11 million CDO equity securities acquired from the $300 million Acacia 7 CDO securitization we sponsored in March.

We have reduced our acquisition rate for residential CES as a result of a reduced volume of third-party securitizations, an increase in acquisition prices, and a reduction in average credit quality of new originations.

Hansen commented, “Our current strategy for residential CES is to be willing to pay somewhat higher prices for very high-quality transactions from originators with whom we have a strong working relationship, while avoiding transactions that contain loans that may be higher risk (even if they still qualify as prime quality loans).”

We have sold $23 million permanent assets so far in 2005, generating approximate gains of $10 million for GAAP purposes and $8 million for tax purposes. Although we are generally a buy-and-hold investor, market values for portions of our permanent asset portfolio have increased to levels where we believe it is beneficial for us to sell these assets and recycle the capital into different or newer assets.

To date, our credit results have remained excellent in 2005.

For the first quarter of 2005 to date, residential CES calls totaled $17 million principal value, generating approximate gains of $7 million for GAAP purposes and $5 million for tax purposes.

As is our current practice, we plan to simultaneously release our first quarter press release, SEC Form 10-Q, and supplemental information package. Our current plan is to release these documents for the first quarter of 2005 no later than May 10, 2005.

Redwood invests in, credit-enhances, and securitizes residential and commercial real estate loans and securities. The company is a leader in the real estate loan marketplace, with assets backed by $149 billion of residential real estate loans, representing approximately 10% of the U.S. jumbo residential loan market.

CAUTIONARY STATEMENT

This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, including the words “anticipated,” “estimated,” “should,” “expect,” “believe,” ”intend,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are detailed from time to time in reports filed by us with the Securities and Exchange Commission, or SEC, including Forms 10-Q and 8-K.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events mentioned, or discussed in, this press release might not occur. Accordingly, our actual results may differ from our current expectations, estimates, and projections.

Important factors that may impact our actual results include changes in interest rates and market values; changes in prepayment rates; general economic conditions, particularly as they affect the price of earning assets and the credit status of borrowers; the level of liquidity in the capital markets as it affects our ability to finance our real estate asset portfolio; and other factors not presently identified. For a discussion of risk factors, readers should review the section of our Annual Report on Form 10-K entitled “Risk Factors”. This press release contains statistics and other data that in some cases have been obtained from, or compiled from information made available, by servicers and other third-party service providers .

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
CONSOLIDATED INCOME STATEMENT	2004	2004	2004	2004	2003
Interest Income	$205.2	$180.1	$138.0	$124.8	$108.3
Interest Expense	(147.2)	(114.8)	(90.4)	(79.5)	(68.6)

Net Interest Income	$58.0	$65.3	$47.6	$45.3	$39.7

Operating Expenses	(7.9)	(8.0)	(8.9)	(8.3)	(7.7)
Net Recognized Gains (Losses) and Valuation Adjustments	8.9	20.5	12.3	17.4	42.1
Variable Stock Option (Expense) Income	(0.0)	(0.2)	0.6	(1.4)	(2.7)
Excise Tax (Expense) credit	0.2	(0.3)	(0.2)	(0.3)	(0.3)
Provision For Income Taxes	(4.8)	(5.0)	(1.5)	(1.9)	(1.2)
Reversal of Deferred Tax Valuation Allowance	0.0	0.0	5.2	0.0	0.0
Preferred Dividends	0.0	0.0	0.0	0.0	0.0

GAAP Earnings	$54.4	$72.3	$55.1	$50.8	$69.9

Less: Net Recognized (Gains) Losses and Valuation Adjustments	(8.9)	(20.5)	(12.3)	(17.4)	(42.1)
Less: Variable Stock Option (Expense) Income	0.0	0.2	(0.6)	1.4	2.7
Less: One Time Deferred Tax (Benefit)	(0.0)	(0.0)	(5.2)	0.0	0.0

Core Earnings (1)	$45.5	$52.0	$37.0	$34.8	$30.5

Average Diluted Shares (thousands)	24,491	22,728	21,325	20,399	19,801
GAAP Earnings per Share (Diluted)	$2.22	$3.18	$2.58	$2.49	$3.53
Core Earnings per Share (1)	$1.86	$2.29	$1.74	$1.71	$1.54
Estimated Total Taxable Income Per Share Outstanding	$2.46	$2.53	$3.35	$2.57	$4.15
Estimated REIT Taxable Income Per Share Outstanding	$2.09	$2.10	$2.81	$2.15	$4.00

Dividends Per Common Share (Regular)	$0.67	$0.67	$0.67	$0.67	$0.65
Dividends Per Common Share (Special)	$5.50	$0.00	$0.00	$0.50	$4.75

Total Dividends per Common Share	$6.17	$0.67	$0.67	$1.17	$5.40

GAAP Net Interest Income / Average GAAP Equity	26.7%	32.6%	28.7%	31.0%	28.4%
Core Net Interest Income / Average Core Equity (2)	29.9%	37.5%	32.6%	35.7%	33.8%

GAAP ROE: GAAP Earnings/ Avg GAAP Common Equity	25.0%	36.1%	33.2%	34.8%	50.0%
Core ROE: Core Earnings / Avg Common Core Equity	23.5%	29.9%	25.4%	27.5%	26.0%

(1)	Core earnings are not a measure of earnings in accordance with GAAP. It is calculated as GAAP earnings from ongoing operations less net recognized gains (losses) and valuation adjustments (which include gains and losses from sales and calls and valuation adjustments on certain assets hedges) and other temporary or one-time adjustments. Management believes that core earnings provide relevant and useful information regarding results from operations in addition to GAAP measures of performance. This is, in part, because market valuation adjustments on only a portion of the company’s assets and stock options and none of its liabilities are recognized through the income statement under GAAP and thus GAAP valuation adjustments may not be fully indicative of changes in market values on the balance sheet as a whole or a reliable guide to current operating performance. Furthermore, gains or losses realized upon sales of assets vary based on portfolio management decisions; a sale of an asset for a gain or a loss may or may not affect on-going earnings from operations. Because all companies and analysts do not calculate non-GAAP measures such as core earnings in the same fashion, core earnings as calculated by the company may not be comparable to similarly titled measures reported by other companies.

(2)	Core equity is calculated as GAAP equity less unrealized gains and losses on certain assets and hedges. (GAAP equity and core equity are reconciled in the table presenting balance sheets.) Management believes measurements based on core equity provide relevant and useful information regarding its results of operations in addition to GAAP measures of performance. This is, in part, because market valuation adjustments reflected in GAAP equity represent unrealized gains and losses on a portion of the balance sheet only and may not be reflective of the equity available to invest in operations. Because all companies and analysts do not calculate non-GAAP measures in the same fashion, core equity and ratios using core equity as calculated by the company may not be comparable to similarly titled measures reported by other companies.

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	Year	Year
	End	End
CONSOLIDATED INCOME STATEMENT	2004	2003
Interest Income	$648.1	$331.0
Interest Expense	(431.9)	(202.9)

Net Interest Income	216.2	128.1

Operating Expenses	(33.1)	(30.0)
Net Recognized Gains (Losses) and Valuation Adjustments	59.1	46.7
Variable Stock Option (Expense) Income	(1.0)	(5.7)
Excise Tax Expense	(0.6)	(1.2)
Provision For Income Taxes	(13.2)	(5.5)
Reversal of Deferred Tax Valuation Allowance	5.2	0.0

GAAP Earnings (Diluted)	$232.6	132.4
Less Dividends On And Earnings Allocated to Preferred	0.0	(0.7)

GAAP Earnings (1)	232.6	131.7

Less: Net Recognized Gains (Losses) and Valuation Adjustments	(59.1)	(46.7)
Less: Variable Stock Option Expense (Income)	1.0	5.7
Less: One time Deferred Tax Benefit	(5.2)	0.0

Core Earnings (2)	169.3	90.7

Average Diluted Shares	22,229	18,812
GAAP Earnings per Share (Diluted) (1)	$10.47	$7.04
Core Earnings per Share (2)	$7.62	$4.88
Estimated Total Taxable Income Per Share Outstanding	$10.91	$9.64
Estimated REIT Taxable Income Per Share Outstanding	$9.15	$9.21

Dividends Per Common Share (Regular)	$2.68	$2.60
Dividends Per Common Share (Special)	$6.00	$4.75

Total Dividends Per Common Share	$8.68	$7.35

GAAP Net Interest Income / Average GAAP Equity	29.6%	24.3%
Core Net Interest Income / Average Core Equity (3)	33.7%	28.9%

GAAP Return on Equity: GAAP Earnings/ Average GAAP Equity	31.8%	25.0%
Core Return on Equity: Core Earnings / Average Core Equity	26.4%	20.5%

(1)	Core earnings are not a measure of earnings in accordance with GAAP. It is calculated as GAAP earnings from ongoing operations less net recognized gains (losses) and valuation adjustments (which include gains and losses from sales and calls and valuation adjustments on certain assets hedges) and other temporary or one-time adjustments. Management believes that core earnings provide relevant and useful information regarding results from operations in addition to GAAP measures of performance. This is, in part, because market valuation adjustments on only a portion of the company’s assets and stock options and none of its liabilities are recognized through the income statement under GAAP and thus GAAP valuation adjustments may not be fully indicative of changes in market values on the balance sheet as a whole or a reliable guide to current operating performance. Furthermore, gains or losses realized upon sales of assets vary based on portfolio management decisions; a sale of an asset for a gain or a loss may or may not affect on-going earnings from operations. Because all companies and analysts do not calculate non-GAAP measures such as core earnings in the same fashion, core earnings as calculated by the company may not be comparable to similarly titled measures reported by other companies.

(2)	Historic periods may be lower than previously reported earnings per share numbers as a result of the application of EITF 03-6 (Participating Securities and the Two-Class Method under FASB Statement No. 128) requirement that prior period basic and diluted earnings per share be restated for participating securities. Under EITF 03-6 our convertible preferred stock that was converted in the second quarter of 2003 is a participating security and thus our reported earnings per share for periods 2003 and earlier are revised downwards by up to 2% per period.

(3)	Core equity is calculated as GAAP equity less unrealized gains and losses on certain assets and hedges. A reconciliation of core equity to GAAP equity appears in the table presenting balance sheet data. Management believes measurements based on core equity provide relevant and useful information regarding its results of operations in addition to GAAP measures of performance. This is, in part, because market valuation adjustments reflected in GAAP equity represent unrealized gains and losses on a portion of the balance sheet only and may not be reflective of the equity available to invest in operations. Because all companies and analysts do not calculate non-GAAP measures in the same fashion, core equity and ratios using core equity as calculated by the company may not be comparable to similarly titled measures reported by other companies.

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	31-Dec	30-Sept	30-Jun	31-Mar	31-Dec
CONSOLIDATED BALANCE SHEET	2004	2004	2004	2004	2003
Residential Real Estate Loans	$22,208	$21,558	$19,916	$18,086	$16,239
Residential Home Equity Lines of Credit (HELOC)	296	317	327	—	—
Residential Loan Credit-Enhancement Securities	562	497	442	375	379
Commercial Real Estate Loans	54	33	34	22	22
Securities Portfolio	1,395	1,239	1,095	937	845
Cash and Cash Equivalents	57	76	38	58	59
Other Assets	206	192	163	113	127

Total Consolidated Assets	$24,778	$23,912	$22,015	$19,591	$17,671

Redwood Trust Debt	$203	$246	$270	$278	$236
Consolidated Asset-Back Securities Issued	23,630	22,680	20,923	18,630	16,827
Other Liabilities	81	84	64	75	55
Common Equity	864	902	758	608	553

Total Liabilities and Equity	$24,778	$23,912	$22,015	$19,591	$17,671

Total GAAP Equity	$864	$902	$758	$608	$553
Less: Accumulated Other Comprehensive Income	(105)	(96)	(111)	(79)	(82)

Core Equity	$759	$806	$647	$529	$471
Less: Undistributed REIT Taxable Income	(38)	(139)	(110)	(69)	(53)

Adjusted Core Equity	$721	$667	$537	$460	$418

Common Shares Outstanding at Period End (thousands)	24,154	23,346	21,511	19,796	19,063
GAAP Equity (GAAP Book Value) per Common Share	$35.78	$38.63	$35.24	$30.72	$29.03
Core Equity (Core Book Value) per Common Share (1)	$31.42	$34.50	$30.06	$26.75	$24.72
Adjusted Core Equity per Share (2)	$29.86	$28.55	$24.96	$23.25	$21.92

Average Total Consolidated Assets	$24,320	$22,877	$20,610	$18,386	$15,758
Average Consolidated Earning Assets	$23,890	$22,461	$20,283	$18,158	$15,504
Average Debt and Asset Backed Securities Issued	$23,304	$22,011	$19,890	$17,747	$15,120
Average Total GAAP Equity	$870	$802	$664	$584	$559

(1)	Core equity is calculated as GAAP equity less unrealized gains and losses on certain assets and hedges. A reconciliation of core equity to GAAP equity appears in the table presenting balance sheet data. Management believes measurements based on core equity provide relevant and useful information regarding its results of operations in addition to GAAP measures of performance. This is, in part, because market valuation adjustments reflected in GAAP equity represent unrealized gains and losses on a portion of the balance sheet only and may not be reflective of the equity available to invest in operations. Because all companies and analysts do not calculate non-GAAP measures in the same fashion, core equity and ratios using core equity as calculated by the company might not be comparable to similarly titled measures reported by other companies.

(2)	As a REIT we have minimum dividend distribution requirements. We thus have future payment obligations, but these are not recognized in GAAP accounting until dividends are declared. Cash that we have earned but that we must pay out as dividends is not cash that will be available to us to acquire long-term assets and build our business. Thus, we provide adjusted core equity in order to provide additional information on our equity available after the distribution of our dividend requirements and reviewing equity available to fund our long-term assets.

REDWOOD TRUST, INC.
(All dollars in millions)

	31-Dec		30-Sep		30-Jun		31-Mar		31-Dec
	2004		2004		2004		2004		2003
LEVERAGE RATIOS (1)

Total Reported Consolidated Assets	$24,778		$23,912		$22,015		$19,591		$17,671
Less: Assets Consolidated from Securitization Entities	(23,711)		(22,764)		(20,987)		(18,705)		(16,882)

Redwood’s Permanent Assets and Inventory Assets	$1,067		$1,148		$1,028		$886		$789

Total Redwood Debt and Consolidated ABS Issued Securities	$23,833		$22,926		$21,193		$18,908		$17,063
Less: Consolidated ABS Issued Securities	(23,630)		(22,680)		(20,923)		(18,630)		(16,827)

Redwood’s Debt	$203		$246		$270		$278		$236

Redwood Debt	$203		$246		$270		$278		$236
Redwood Equity	864		902		758		608		553

Redwood Capital	$1,067		$1,148		$1,028		$886		$789

Redwood Debt to GAAP Equity	0.2	x	0.3	x	0.4	x	0.5	x	0.4	x
GAAP Equity / Redwood’s Direct Assets	81%		79%		74%		69%		70%
Redwood Debt to Capital Ratio	19%		21%		26%		31%		30%

(1)	The Asset-Backed Securities reported on our GAAP balance sheet as liabilities consist of Asset-Backed securities issued by bankruptcy-remote securitization entities. The owners of these securities have no recourse to Redwood and must look only to the assets of the securitization entities for repayment. Both the assets and liabilities of these entities, however, are consolidated on Redwood’s balance sheet for GAAP reporting purposes. Management believes that an analyst could achieve insight into Redwood’s business and balance sheet by distinguishing between debt that must be repaid by Redwood and Asset-Backed Securities that are consolidated onto Redwood’s balance sheet from other entities. This table shows leverage ratios calculated for Redwood using measures that incorporate Redwood’s debt only.

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
	2004	2004	2004	2004	2003
Consolidated Residential Real Estate Loans (1)
Start of Period Balances	$21,558	$19,916	$18,086	$16,239	$13,813
Acquisitions	1,792	2,898	2,703	2,322	2,897
Sales Proceeds (Not Including Sales to Consolidated Asset-Backed Securities Trusts)	(1)	(113)	0	0	(1)
Principal Pay Downs	(1,133)	(1,144)	(858)	(460)	(458)
Net Amortization Expense	(6)	2	(14)	(12)	(10)
Net Charge Offs (Recoveries)	0	0	0	0	0
Credit Provisions	(2)	(1)	(1)	(3)	(2)
Net Recognized Gains (Losses)	0	0	0	0	0

End of Period Balances	$22,208	$21,558	$19,916	$18,086	$16,239

Average Amortized Cost During Period, Net of Credit Reserves	$21,717	$20,484	$18,754	$16,916	$14,381
Interest Income	$169	$148	$110	$99	$83
Yield	3.11%	2.89%	2.34%	2.34%	2.30%

Principal Value of Loans	$22,024	$21,382	$19,767	$17,951	$16,111
Credit Reserve	(23)	(21)	(20)	(19)	(16)
Net Premium to be Amortized	207	197	169	154	144

Residential Real Estate Loans	$22,208	$21,558	$19,916	$18,086	$16,239

Credit Reserve, Start of Period	$21	$20	$19	$16	$14
Net Charge-Offs	0	0	0	0	0
Credit Provisions	2	1	1	3	2

Credit Reserve, End of Period	$23	$21	$20	$19	$16

Delinquencies (90 days, in foreclosure, in bankruptcy, or real estate owned)	$13	$11	$5	$3	$5

Delinquencies as % of Residential Loans	0.06%	0.05%	0.03%	0.02%	0.03%
Net Charge-offs as % of Residential Loans (Annualized)	0.01%	0.00%	0.00%	0.00%	0.01%
Reserve as % of Residential Loans	0.10%	0.10%	0.10%	0.10%	0.10%
Reserve as % of Delinquencies	173%	198%	374%	548%	301%

(1)	Includes loans securitized by securitization entities sponsored by Redwood that are consolidated on Redwood’s GAAP balance sheet as well as loans owned directly by Redwood on a temporary basis prior to sale to a securitization entity.

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
	2004	2004	2004	2004	2003
Consolidated Residential Home Equity Lines of Credit (HELOC)
Start of Period Balances	$317	$327	$0	$0	$0
Acquisitions	0	0	335	0	0
Sales Proceeds (Not Including Sales to Consolidated Asset-Backed Securities Trusts)	0	0	0	0	0
Principal Pay Downs	(20)	(8)	(8)	0	0
Net Amortization Expense	(1)	(1)	(0)	0	0
Net Charge Offs (Recoveries)	0	0	0	0	0
Credit Provisions	0	(1)	(0)	0	0
Net Recognized Gains (Losses) & Valuation Adjustments	0	0	0	0	0

End of Period Balances	$296	$317	$327	$0	$0

Average Amortized Cost During Period, Net of Credit Reserves	$303	$323	$124	$0	$0
Interest Income	$2	$1	$1	$0	$0
Yield	2.87%	2.00%	1.73%	0.00%	0.00%

Principal Value of Loans	$289	$309	$317	$0	$0
Credit Reserve	(1)	(1)	(0)	0	0
Net Premium to be Amortized	8	9	10	0	0

Residential Home Equity Lines of Credit	$296	$317	$327	$0	$0

Credit Reserve, Start of Period	$0	$0	$0	$0	$0
Net Charge-Offs	0	0	0	0	0
Credit Provisions	1	1	0	0	0

Credit Reserve, End of Period	$1	$1	$0	$0	$0

Delinquencies (90 days, in foreclosure, in bankruptcy, or real estate owned)	$0	$0	$0	$0	$0

Delinquencies as % of HELOCs	0.10%	0.09%	0.00%	0.00%	0.00%
Net charge-offs as % of HELOCs (Annualized)	0.00%	0.00%	0.00%	0.00%	0.00%
Reserve as % of HELOCs	0.24%	0.17%	0.08%	0.00%	0.00%
Reserve as % of Delinquencies	240%	202%	0.00%	0.00%	0.00%

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
	2004	2004	2004	2004	2003
Consolidated Residential Loan Credit-Enhancement Securities (1)
Start of Period Balances	$497	$442	$375	$379	$373
Acquisitions	73	83	75	38	78
Sales Proceeds (Not Including Sales to Consolidated Asset-Backed Securities Trusts)	0	0	0	(22)	0
Principal Pay Downs (Including Calls)	(30)	(45)	(48)	(35)	(117)
Net Amortization Income	8	9	9	9	10
Unrealized (Losses) Gains Reported Through Balance Sheet	4	(12)	18	(12)	(12)
Realized Gains and Market Valuation Losses Reported in Income Statement	10	20	13	18	47

End of Period Balances	$562	$497	$442	$375	$379

Average Amortized Cost During Period, Net of Credit Reserves	$425	$369	$317	$287	$273
Interest Income	$17	$16	$16	$16	$17
Yield	15.99%	17.36%	20.27%	21.64%	25.49%

Principal Value of Redwood’s Credit-Enhancement Securities	$934	$831	$713	$634	$624
Internally Designated Credit Protection on Loans Credit-Enhanced	(340)	(299)	(236)	(217)	(201)
Net Discount to be Amortized	(110)	(109)	(122)	(111)	(123)

Net Investment in Credit-Enhancement Securities	$484	$423	$355	$306	$300
Net Unrealized Gains (Losses)	78	74	87	69	79

Residential Loan Credit-Enhancement Securities	$562	$497	$442	$375	$379

Securities Senior to Redwood’s Interests	$125,485	$120,685	$96,322	$70,684	$67,463
Principal Value of Redwood’s Credit-Enhancement Securities	934	831	713	634	624
Securities Junior to Redwood’s Interests	68	69	70	44	46

Underlying Residential Real Estate Loan Balances	$126,487	$121,585	$97,105	$71,362	$68,133

Internally Designated Credit Protection on Loans Credit-Enhanced	$340	$299	$236	$217	$201
External Credit Enhancement on Loans Credit-Enhanced	68	69	70	44	46

Total Credit Protection (2)	$408	$368	$306	$261	$247

Delinquencies (90 days, in foreclosure, in bankruptcy, or real estate owned)	$151	$174	$131	$143	$133

Redwood’s Net Charge-Offs	$(1)	$(1)	$(2)	$(0)	$(1)
Losses to Securities Junior to Redwood’s Interests	(0)	(0)	(0)	(0)	(1)

Total Underlying Loan Credit Losses	$(1)	$(1)	$(2)	$(0)	$(2)

Delinquencies as % of Underlying Loans	0.12%	0.14%	0.14%	0.20%	0.19%
Total Pool Credit Losses/Underlying Loans (Annualized)	0.01%	0.01%	0.01%	0.01%	0.01%
Total Credit Protection as % of Underlying Loans	0.32%	0.30%	0.32%	0.37%	0.36%
Total Credit Protection as % of Delinquencies	271%	211%	233%	183%	187%

(1)	Includes credit-enhancement securities acquired from securitizations sponsored by third parties. Does not include residential CES acquired from securitizations sponsored by us.

(2)	Total credit protection represents the aggregate of the internally designated credit reserve and the amount of any junior securities with respect to each credit-enhanced security. The credit protection amount for any credit-enhanced security is only available to absorb losses on the pool of loans related to that security. To the extent such losses exceed the credit protection amount for that security, a charge-off of the net investment in that security would result.

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
	2004	2004	2004	2004	2003
TOTAL MANAGED RESIDENTIAL LOANS (1)

Residential Real Estate Loans Owned by Redwood	$193	$259	$161	$97	$43
Residential Real Estate Loans Securitized by Redwood	22,015	21,299	19,755	17,989	16,196
Residential Real Estate Loans Securitized by Others	126,487	121,585	97,105	71,362	68,133

Total Residential Real Estate Loans Managed	$148,695	$143,143	$117,021	$89,448	$84,372

Credit Reserve on Residential Loans Securitized by Redwood	$23	$21	$20	$19	$16
Internally Designated Credit Reserve on Loans Securitized by Others	340	299	236	217	201

Redwood’s Total Residential Credit Protection	$363	$320	$256	$236	$217
External Credit Enhancement on Loans Securitized by Others	68	69	70	44	46

Total Credit Protection (2)	$431	$389	$326	$280	$263
Total Credit Protection as % of Total Residential Loans	0.29%	0.27%	0.28%	0.31%	0.31%

Delinquencies for Residential Loans owned by Redwood	$0	$0	$0	$0	$0
Delinquencies for Residential Loans Securitized by Redwood	13	11	5	3	5
Delinquencies for Residential Loans Securitized by Others	151	174	131	143	133

Total Residential Loan Serious Delinquencies	$164	$185	$136	$146	$138

Delinquencies as % of Total Residential Loans	0.11%	0.13%	0.12%	0.16%	0.16%
Total Credit Protection as % of Delinquencies	263%	211%	239%	191%	191%

Net Charge-Offs on Residential Loans Owned by Redwood	$0	$0	$0	$0	$0
Net Charge-Offs on Residential Loans Securitized by Redwood	$0	$0	$0	$0	$0
Net Charge-Offs on Residential Loan Securitized by Others	(1)	(1)	(2)	0	(1)

Redwood’s Shares of Net Credit (Losses) Recoveries	($1)	($1)	($2)	$0	$(1)
Credit Losses to External Credit Enhancement	0	0	0	0	(1)

Total Residential Credit Losses	($1)	($1)	($2)	$0	$(2)

Total Credit Losses as % of Total Residential Loans (Annualized)	0.01%	0.01%	0.01%	0.01%	0.01%

(1)	Includes loans securitized by Sequoia securitization entities sponsored by Redwood from which Redwood has acquired the residential CES plus loans securitized by third parties from which Redwood has required the residential credit-enhanced securities, plus loans held temporarily by Redwood prior to securitization.

(2)	The credit reserve on residential real estate loans owned is only available to absorb losses on the residential real estate loan portfolio. The internally designated credit reserve on loans credit-enhanced and the external credit enhancement on loans credit-enhanced are only available to absorb losses on the pool of loans related to each individual credit-enhancement security.

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
	2004	2004	2004	2004	2003
Commercial Real Estate Loans
Start of Period Balances	$33	$34	$22	$22	$24
Acquisitions	21	0	17	0	0
Sales Proceeds (Not Including Sales to Consolidated Asset-Backed Securities Trusts)	0	0	(2)	0	0
Principal Pay Downs	0	0	(3)	0	0
Net Amortization Income	0	(1)	0	0	0
Credit Provisions	0	0	0	0	(1)
Net Loss Adjustments through I/S	0	0	0	0	(1)

End of Period Balances	$54	$33	$34	$22	$22

Average Amortized Cost During Period, Net of Credit Reserves	$40	$33	$26	$22	$23
Interest Income	$1.2	$1.0	$0.9	$0.7	$0.2
Yield	11.67%	12.40%	13.29%	12.56%	4.16%

Principal Value of Loans	$65	$43	$43	$31	$31
Credit Reserve and Credit Protection	(9)	(9)	(8)	(8)	(8)
Net Discount to be Amortized	(2)	(1)	(1)	(1)	(1)

Commercial Mortgage Loans	$54	$33	$34	$22	$22

Commercial Real Estate Loan Delinquencies	$0	$0	$0	$0	$0
Commercial Real Estate Loan Net Charge-Offs	$0	$0	$0	$0	$0
Commercial Real Estate Loan Credit Provisions	$0	$0	$0	$0	$1
Commercial Real Estate Loan Credit Reserves and Credit Protection	$9	$8	$8	$8	$8

	Third	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
	2004	2004	2004	2004	2003
Securities Portfolio
Start of Period Balances	$1,239	$1,095	$937	$845	$605
Acquisitions	181	151	193	86	257
Sales Proceeds (Not Including Sales to Consolidated Asset-Backed Securities Trusts)	0	0	(9)	0	0
Principal Pay Downs	(25)	(18)	(10)	(10)	(17)
Net Amortization Income (Expense)	0	0	(1)	0	(1)
Net Unrealized Gains (Losses)	0	11	0	16	4
Net Recognized Gains (Losses) & Valuation Adjustments	0	0	(15)	0	(3)

End of Period Balances	$1,395	$1,239	$1,095	$937	$845

Average Amortized Cost During Period	$1,279	$1,149	$980	$862	$710
Interest Income	$15	$13	$11	$10	$8
Yield	4.85%	4.62%	4.30%	4.46%	4.40%

Principal Value of Securities	1,425	1,243	$1,097	$921	$833
Net (Discount) Premium to be Amortized	(47)	(20)	(7)	(4)	8
Net Unrealized Gains (losses)	17	16	5	20	4

Securities Portfolio	$1,395	$1,239	$1,095	$937	$845

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)
Differences Between GAAP Net Income and Estimated Total Taxable and REIT Taxable Income

	Estimated	Estimated	Actual
	For the Three	For the Twelve	For the Year
	Months Ended	Months Ended	Ended
	December 31,	December 31,	December 31,
	2004	2004	2003
GAAP Net Income	$54.4	$232.6	$131.7
Interest Income and Expense Differences	(6.2)	(25.6)	22.3
Provision for Credit Losses — GAAP	1.7	7.2	8.7
Tax Deductions for Realized Credit Losses	(0.2)	(0.9)	(0.8)
Long-Term Compensation Differences	(2.5)	3.2	7.5
Stock Option Exercise Deductions Differences	(3.1)	(16.0)	(2.5)
Depreciation of Fixed Asset Differences	(0.2)	(0.7)	(0.7)
Other Operating Expense Differences	(2.2)	(2.2)	0.9
Sales of Assets to Third Parties Differences	1.9	0.2	(0.0)
Call Income from Residential CES Differences	(2.9)	(10.9)	(8.4)
Tax Gain on Securitizations	10.1	31.6	—
Tax Gain on Intercompany Sales and Transfers	3.1	10.6	2.8
GAAP Market Valuation Write Downs (EITF 99-20)	1.6	6.4	7.6
Interest Rate Agreements Differences	(0.7)	(0.4)	(0.2)
Provision for Excise Tax — GAAP	(0.2)	0.6	1.2
Provision for Income Tax Differences	4.8	5.8	5.5
Preferred Dividend — GAAP	0.0	0.0	0.7

Total Taxable Income (Pre-Tax)	$59.4	$241.5	$176.3

(Earnings) Losses From Taxable Subsidiaries	(9.0)	(39.2)	(7.9)

REIT Taxable Income (Pre-Tax)	$50.4	$202.3	$168.4

GAAP Income per Share Based on Average Diluted Shares During Period (2)	$2.22	$10.47	$7.04

Total Taxable Income per Share Based on Shares Outstanding at Period End	$2.46	$10.91	$9.64

REIT Taxable Income per Share Based on Shares Outstanding at Period End	$2.09	$9.15	$9.21

(1)	Estimated total taxable income and estimated REIT taxable income are not GAAP performance measures but are important measures as they are the basis of our dividend distributions to shareholders.

(2)	Historic periods may be lower than previously reported earnings per share numbers as a result of the application of EITF 03-6 (Participating Securities and the Two-Class Method under FASB Statement No. 128) requirement that prior period basic and diluted earnings per share be restated for participating securities. Under the provision of EITF 03-6 our convertible preferred stock that was converted in the second quarter of 2003 is a participating security and thus our reported earnings per share for periods 2003 and earlier are revised downwards by up to 2% per period..

[END]